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                                                                    EXHIBIT 10.7



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                          SECURITIES PURCHASE AGREEMENT

                            dated as of July 28, 1998

                                  by and among

                                ARTISTdirect, LLC

                                       and

                           The Ultimate Band List, LLC

                                       and

                       Constellation Venture Capital, L.P.

                                       and

                       Constellation Ventures (BVI), Inc.




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

                          SECURITIES PURCHASE AGREEMENT

         SECURITIES PURCHASE AGREEMENT, dated as of July 28, 1998, by and among ARTISTdirect, LLC, a California limited liability company ("AD"), The Ultimate Band List, LLC, a California limited liability company ("UBL" and together with AD, the "Companies"), and Constellation Venture Capital, L.P., a Delaware limited partnership and Constellation Ventures (BVI), Inc., a British Virgin Islands corporation (each a "Purchaser" and together "Purchasers"). Each of AD and UBL are sometimes referred to herein individually as "Company."

                              W I T N E S S E T H :

         WHEREAS, Purchasers have agreed to make capital contributions to UBL in the amount of $1,200,000 and in exchange therefor, UBL has agreed to issue to Purchasers, upon the terms and conditions provided in this Agreement and in the UBL Operating Agreement, (i) an aggregate of 1,200 UBL Preferred Units, as defined, and (ii) the UBL Option (as defined).

         WHEREAS, Purchasers have agreed to make capital contributions to AD in the amount of $1,800,000 and in exchange therefor, AD has agreed to issue to Purchasers, upon the terms and conditions provided in this Agreement and in the AD Operating Agreement, (i) an aggregate of 167,527.57 AD Preferred Units, as defined, and (ii) the AD Option (as defined).

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Companies and Purchasers hereby agree as follows:

I. DEFINITIONS

         "Affiliate" shall (i) have the meaning specified by Rule 12b-2 under the Exchange Act, (ii) be deemed to include any member or manager of a limited liability company or any partner in any partnership or joint venture and (iii) be deemed to include (when such term is used in reference to any Purchaser) the partners of Constellation Venture Capital, LP and Constellation Venture Capital Offshore, LP.

         "AD" shall have the meaning set forth in the preamble to this Agreement.

         "ADNM" shall have the meaning set forth in Section 4.5.

         "AD Common Units" shall mean the Common Units authorized under the AD Operating Agreement or any class of Equity Securities issued in exchange therefor in any merger, consolidation or recapitalization.

         "AD Conversion Units" shall mean the AD Common Units into which the AD Units are convertible, as adjusted from time to time in accordance with the terms of the AD Operating Agreement.

         "AD Manager" shall mean the Board of Directors of AD appointed pursuant to the AD Operating Agreement or any Person performing a similar function.

         "AD Member" shall have the meaning set forth in Section 1.1 of the AD Operating Agreement.

         "AD Operating Agreement" shall mean the operating agreement of AD dated as of September 1, 1996, as amended, and as amended and restated as of the date hereof.

         "AD Option" shall mean Purchasers' option to make an additional capital contribution to AD of up to $600,000 (on the terms and conditions set forth in this Agreement exercisable for a period of 30 days following the Closing hereunder) for which Purchasers shall receive additional AD Preferred Units in accordance with Section 3.3(c) of the AD Operating Agreement.

         "AD Option Units" shall mean the number of AD Preferred Units for which the AD Option is exercisable.

         "AD Preferred Units" shall mean a series of Preferred Units to be designated "Series A Preferred Units" which shall be convertible into AD Common Units, in accordance with the terms of the AD Operating Agreement.

         "AD Registration Rights Agreement" shall mean the Registration Rights Agreement by and between AD and Purchasers, substantially in the form attached hereto as EXHIBIT A-1, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

         "AD Units" shall mean (i) 167,527.57 AD Preferred Units sold to Purchasers hereunder as adjusted from time to time in accordance with the terms of the AD Operating Agreement and (ii) any AD Equity Securities purchased pursuant to Section 3.8(d) of the AD Operating Agreement, in each case as equitably adjusted or as a result of or in connection with any dividend, split or reverse split (in respect of any AD Equity Securities) or any combination, recapitalization, reclassification, merger or consolidation, exchange or distribution.

         "ARI" shall mean American Recordings, Inc., a New York corporation.

         "Balance Sheet Date" shall have the meaning set forth in Section
4.7(b).

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or California.

         "Common Units" shall mean the AD Common Units and the UBL Common Units.

         "Constellation Voting Agreements and Irrevocable Proxys" shall mean the agreements to be executed pursuant to Section 6.2(b).



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         "Contract" shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

         "Contribution Agreement" shall mean that certain Contribution Agreement dated as of August 5, 1997 by and between UBL and ARI.

         "Conversion Units" shall mean the AD Conversion Units and the UBL Conversion Units.

         "Employment Agreements" shall mean the employment agreements of Marc Geiger and Donald Muller, substantially in the forms attached hereto as EXHIBIT B-1 AND B-2, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

         "Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, rules, ordinances, codes, regulations, permits relating to the protection of health and the environment, worker health and safety and or governing the use, handling, storage, discharge or disposal of Hazardous Substances, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC
Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC
Section 6901 et. seq., the Occupational Health and Safety Act, 29 USC Section 651 et. seq., the Canadian Environmental Protection Act; and the state and provincial analogues thereto, all as amended or superseded from time to time.

         "Equity Securities" shall mean all shares, options, warrants, general or limited partnership interests, limited liability company membership interest, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

         "Fiscal Year" shall mean the twelve month fiscal year of a Company.

         "Founders Voting Agreement and Power of Attorney" shall have the meaning set forth in Section 6.1(f).

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or



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other political subdivision thereof, any court or arbitrator (public or private), and any agency, department, instrumentality, authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Material" means petroleum and petroleum products, radioactive materials, asbestos-containing materials, radon, lead-based paint, polychlorinated biphenyls, pesticides and any other chemicals, substances, wastes or materials defined, listed or regulated by any Environmental Law.

         "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services with respect to which a Person is liable, contingent or otherwise, as obligor or otherwise (other than obligations to trade creditors incurred in the ordinary course of business which are not more than 30 days past due), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, (vi) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA or for other liabilities under Title IV of ERISA, (vii) any indebtedness of another described in (i) through (vi) above guaranteed in any manner by such Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse) or which is secured by a lien or encumbrance on such Person's assets to the extent of the indebtedness guaranteed or the assets subject to such lien or encumbrance.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

         "Lien" shall mean any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, preemptive right easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Manager" shall mean the AD Manager and the UBL Manager.

         "Member" shall mean the AD Members and the UBL Members.

         "Material Adverse Effect" shall mean any material adverse effect on (i) the business, assets, operations, prospects of the Company as listed on SCHEDULE A or condition (financial or otherwise) of a Person or any of its subsidiaries or (ii) the ability of a Person to enter into this Agreement, consummate the transactions contemplated hereby or in the other Transaction Documents to which such Person is a party or perform any of its obligations under



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this Agreement or the other Transaction Documents to which such Person is a party.

         "Non-Competition Agreements" shall mean the non-competition agreements of Marc Geiger and Donald Muller contained in the Employment Agreements as well as the non-competition agreements entered into with those individuals listed on
SCHEDULE 5.1 and substantially in the form of EXHIBIT C attached hereto.

         "Operating Agreements" shall mean the AD Operating Agreement and the UBL Operating Agreement.

         "Options" shall mean the AD Option and the UBL Option.

         "Option Conversion Units" shall mean the number of Common Units into which Option Units are convertible.

         "Option Units" shall mean the AD Option Units and the UBL Option Units.

         "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, any instrumentality, division, agency, body or department thereof).

         "Public Market Sale" shall mean any sale of Common Stock after the QIPO which is made pursuant to Rule 144 promulgated by the SEC under the Securities Act or which is made pursuant to a registration statement filed with and declared effective by the SEC.

         "QIPO" shall mean a public offering of common stock of the corporate successor to a Company at a price at least twice the then-current Conversion Price (as defined in such Company's Operating Agreement) per share of such common stock with net proceeds to such Company of no less than $15 million and firmly underwritten by any of the underwriters listed on SCHEDULE B or any other underwriter of comparable quality.

         "Registration Rights Agreements" shall mean the AD Registration Rights Agreement and the UBL Registration Rights Agreement.

         "SEC" shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

         "Securities" shall mean the Units, Conversion Units, Option Units and Option Conversion Units.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

         "Subsidiaries" shall mean any Person more than 50% of the voting interest of which is owned, directly or indirectly, by Company or any Subsidiary of Company; provided, however, that UBL shall at all times be deemed a "Subsidiary" of AD.



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         "Transaction Documents" shall mean this Agreement, the Operating
Agreements, the Registration Rights Agreements, the Founders Voting Agreement and Power of Attorney, Constellation Voting Agreements and Irrevocable Proxys, the Employment Agreements and the Non-Competition Agreements.

         "Transfer" shall have the meaning set forth in Section 1.1 of the UBL Operating Agreement.

         "UBL" shall have the meaning set forth in the preamble to this Agreement.

         "UBL Common Units" shall mean the Common Units authorized under the UBL Operating Agreement or any class of Equity Securities issued in exchange therefor in any merger, consolidation or recapitalization.

         "UBL Conversion Units" shall mean the UBL Common Units into which the UBL Units are convertible, as adjusted from time to time in accordance with the terms of the UBL Operating Agreement.

         "UBL Manager" shall mean the manager of UBL (which on the date hereof shall be ADNM) or any successor(s) appointed pursuant to the UBL Operating Agreement or any Person performing a similar function.

         "UBL Member" shall have the meaning set forth in Section 1.1 of the UBL Operating Agreement.

         "UBL Operating Agreement" shall mean the amended and restated operating agreement of UBL dated the date hereof.

         "UBL Option" shall mean Purchasers' option to make an additional capital contribution to UBL of up to $400,000 (on the terms and conditions set forth in this Agreement exercisable for a period of 30 days following the Closing hereunder) for which Purchasers shall receive additional UBL Preferred Units in accordance with Section 3.3(c) of the UBL Operating Agreement.

         "UBL Option Units" shall mean the number of UBL Preferred Units for which the UBL Option is exercisable.

         "UBL Preferred Units" shall mean a series of Preferred Units to be designated "Series A Preferred Units" which shall be convertible into UBL Common Units, in accordance with the terms of the UBL Operating Agreement.

         "UBL Registration Rights Agreement" shall mean the Registration Rights Agreement by and between UBL and Purchasers, substantially in the form attached hereto as EXHIBIT A-2 as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

         "UBL Units" shall mean (i) 1,200 UBL Preferred Units sold to Purchasers


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hereunder as adjusted from time to time in accordance with the terms of the UBL
Operating Agreement and (ii) any Equity Securities purchased pursuant to Section 3.8(d) of the UBL Operating Agreement, in each case as equitably adjusted or as a result of or in connection with any dividend, split or reverse split (in respect of any Equity Securities) or any combination, recapitalization, reclassification, merger or consolidation, exchange or distribution.

         "Units" shall mean the AD Units and the UBL Units.

         References to this "Agreement" shall mean this Securities Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

         Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to an Article, Section or Exhibit means an Article or Section of or Exhibit to this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, including the terms "Purchaser" and "Purchasers," and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The word "including" shall mean "including, without limitation," whether or not so expressed.

II. THE PURCHASE OF SHARES AND OPTIONS; TRANSFERS

         2.1. Purchase of Units. (a) Subject to the terms and conditions set forth in this Agreement and in the AD Operating Agreement, upon execution of this Agreement (the "Closing Date"), Purchasers agree to purchase from AD and AD agrees to issue and sell to Purchasers, (i) the AD Units and (ii) the AD Option. The aggregate purchase price for the AD Units and the AD Option is $1,800,000, payable in full on the Closing Date in cash or immediately available funds.

              (b) Subject to the terms and conditions set forth in this Agreement and in the UBL Operating Agreement, on the Closing Date, Purchasers agree to purchase from UBL and UBL agrees to issue and sell to Purchasers, (i) the UBL Units and (ii) the UBL Option. The aggregate purchase price for the UBL Units and the UBL Option is $1,200,000, payable in full on the Closing Date in cash, immediately available funds or the cancellation of that certain Subordinated Secured Convertible Bridge Note dated as of June 12, 1998.

         2.2. Closing. The closing of the purchase and sale of the Units and the Options (the "Closing") shall take place at the offices of Kramer, Levin, Naftalis & Frankel or such other place as shall be mutually agreed to by the parties hereto.



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               2.3. Use of Proceeds. (a) AD shall use its proceeds as follows:
(i) $1,501,000 will be contributed to ADNM, $1,200,000 of which will be used to purchase 1,200 Series B Preferred Units and the balance of which will be used to launch the "ARTISTdirect Stores" and to provide for ADNM's general corporate needs, including working capital and capital expenditures, (ii) $174,000 will be used to make tax distributions pursuant to Section 8.5 of the AD Operating Agreement to Geiger and Muller in respect of AD's 1997 Fiscal Year, (iii) $75,000 will be used to return a capital contribution made by Geiger to AD, and
(iv) $50,000 will be paid to Geiger as compensation for the period commencing January 1, 1998 through and including the Closing Date.

               (b) UBL shall use the proceeds of the sale of the Units and the Option to enhance its internet sites, launch the "UBL Store" and provide for its general corporate needs, including working capital and capital expenditures.

III. PURCHASERS' REPRESENTATIONS


         Each Purchaser severally makes the following representations and warranties to each Company with respect to such Purchaser, each and all of which shall survive the Closing hereunder:

         3.1. Investment Intention. Purchaser is purchasing the Units for its own account, for investment purposes and not with a view to the distribution thereof. Purchaser will not, directly or indirectly, subdivide, offer or Transfer any of the Units (or solicit any offers to buy, purchase, or otherwise acquire any of the Units), except in compliance with the Securities Act.

         3.2. Accredited Investor. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment.

         3.3. Corporate Existence. Purchaser is a corporation or partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

         3.4. Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by the foregoing: (i) are within Purchaser's power and authority; (ii) have been duly authorized by all necessary or proper action;
(iii) are not in contravention (with or without the lapse of time or giving of notice or both) of any provision of the limited partnership agreement or Articles or By-Laws (as applicable) of Purchaser; and (iv) do not and will not violate (with or without the lapse of time or giving of notice or both), any Law or regulation, or any order or decree of any Governmental Authority. This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute the legal, valid and binding



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obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.5 No Brokers. Purchaser does not have any liability or obligation to pay any fees or commissions to any investment adviser, broker, finder, agent or any other person with respect to the transactions contemplated by this Agreement.

IV. COMPANY'S REPRESENTATIONS AND WARRANTIES


         Each of the Companies, severally and not jointly, makes the following representations and warranties to Purchasers, each and all of which shall survive the Closing hereunder:

         4.1. Capitalization. SCHEDULE 4.1 sets forth both prior to and after giving effect to the Closing, the authorized equity capital of Company and each of its Subsidiaries and the number of issued and outstanding securities of each class of Equity Securities of Company and each of its Subsidiaries. All of the issued and outstanding Equity Securities, including, the Units, are validly issued, fully paid and non-assessable. SCHEDULE 4.1 hereto contains a complete and correct list of all holders of Equity Securities of Company and each Subsidiary and the number of securities owned by each. Except as set forth on SCHEDULES 4.1 AND 4.9 or as contemplated by this Agreement or the agreements set forth on such Schedules, there are (i) no existing options, warrants, calls, commitments or other Contracts to which Company or any Subsidiary is a party requiring, and no convertible securities of Company or any Subsidiary outstanding which upon conversion would require, the issuance of any additional Equity Securities of Company or any Subsidiary, or other securities convertible into Equity Securities of Company or any Subsidiary, (ii) no Contracts to which Company or any Subsidiary is a party or, to the knowledge of Company, to which any holder of Equity Securities of Company or any Subsidiary is a party, with respect to the voting or Transfer of such Equity Securities and (iii) no shareholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of Equity Securities by Company or any Subsidiary. True and correct copies of the Articles of Organization and the Operating Agreement of Company and the organizational documents and operating agreements of each Subsidiary have been delivered to Purchasers.

         4.2. Authorization and Issuance of Units, Conversion Units and Options. The issuance by Company of the Units and the Options have been duly authorized by all necessary corporate action on the part of Company and, upon issuance in accordance with the terms hereof, the Units will be validly issued, fully paid and non-assessable, free and clear of all Liens. The issuance of the Conversion Units of Company has been duly authorized by all necessary corporate action on the part of Company and, when issued upon conversion in accordance with the terms of the Operating Agreement of Company, such Conversion Units will have been validly issued, fully paid and non-assessable, free and clear of all Liens. The issuance of the Option Units and the Option Conversion Units of Company has been duly authorized by all necessary corporate action on the part of Company and, when issued (i) upon exercise of the Option (in the case of the Option Units) or (ii) upon conversion (in the case of the Option Conversion Units) in accordance with the terms of the Operating Agreement of Company, will have been validly issued, fully paid and non-assessable, free and clear of all Liens.



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         4.3. Securities Laws. In reliance on the investment representations contained in Sections 3.1 and 3.2, the offer, issuance, sale and delivery of the Securities, as provided in this Agreement, are exempt from the registration requirements of the Securities Act and all applicable state securities Laws, and are otherwise in compliance with such Laws. Neither Company nor, to its best knowledge after due inquiry, any Person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

         4.4. Corporate Existence; Compliance with Law. Company and each of its Subsidiaries (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the applicable jurisdiction of organization; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which the failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where such failure would not have or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect; (v) is in compliance with its organizational documents and operating agreements; and (vi) is in compliance with all applicable provisions of Law, except for such noncompliance which would not have, or could not reasonably be expected to have, a Material Adverse Effect.

         4.5. Subsidiaries. (a) The sole Subsidiaries of AD and its Subsidiaries (other than UBL) are ARTISTdirect New Media, LLC, ARTISTdirect Agency, LLC, Kneeling Elephant Records, LLC, and ARTISTdirect Holdings, L.L.C. Except as disclosed on SCHEDULE 4.5, neither AD nor any of its Subsidiaries (other than UBL) holds any Equity Securities or other proprietary interest, directly or indirectly, of any Person or has any agreement or arrangement to acquire any Equity Securities or other proprietary interest other than the interests described in this Section 4.5.

              (b) There are no Subsidiaries of UBL. ARTISTdirect New Media, LLC ("ADNM") is the sole UBL Manager and the sole UBL Members are ADNM and ARI. ADNM holds its membership interests in UBL free and clear of all Liens. Except as disclosed on SCHEDULE 4.5, UBL does not hold any Equity Securities or other proprietary interest, directly or indirectly, of any Person or have any agreement or arrangement to acquire any Equity Securities or other proprietary interest other than the interests described in this Section 4.5.

         4.6. Corporate Power; Authorization; Enforceable Obligations. Except as set forth in SCHEDULE 4.6 (a) the execution, delivery and performance by Company of this Agreement, the other Transaction Documents to which it is a party and all instruments and documents to be delivered by Company, the issuance and sale by Company of the Securities and its Option and the consummation of the other transactions contemplated by any of the foregoing: (i) are within Company's power and authority; (ii) have been duly authorized by all necessary or proper action; (iii) are not in contravention (with or without the lapse of time or giving of notice or both) of any provision of Company's or any Subsidiary's organizational documents or operating agreements; (iv) do not and will not violate (with or without the lapse of time or giving of notice or both) any Law, or any order or decree of any Governmental Authority; (v) do not and will not (with or without the lapse of time or giving of notice or both) conflict with or result in the breach or termination of, constitute a default under, accelerate any performance required by, give rise to any right to increase the obligations or otherwise modify the terms under, any Contract to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their respective assets or property is bound; (vi) do not and will not (with or without the lapse of time or giving of notice or both) result in the creation or imposition of any Lien upon any of the assets or property of Company or any of its Subsidiaries; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person, except in the case of (iv), (v), (vi) and (vii) for such violations, conflicts, breaches, terminations, defaults, accelerations, rights, modifications, Liens, consents, approvals or filings which, singly or in the aggregate, would not have or could not reasonably be expected to have, a Material Adverse Effect. Each of this Agreement and the other Transaction Documents to which Company is a party has been duly executed and delivered by Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (b) Except as set forth on SCHEDULE 4.6, neither Company nor any Subsidiary is a party to any Contract or covenant limiting the freedom of Company or any Subsidiary to compete in any line of business or with any Person in any geographic region within or outside of the United States of America.

         4.7. Financial Statements. (a) The unaudited consolidated balance sheet of Company as at December 31, 1997 (the "Balance Sheet") and the related unaudited consolidated statements of income, retained earnings and cash flows for the year then ended, with the opinion thereon of Arthur Andersen & Co. and the unaudited consolidated balance sheet of Company as at March 31, 1998 and the related consolidated unaudited statements of income, retained earnings and cash flows for the three months then ended (collectively, the "Financials"), copies of which have previously been delivered to Purchasers, have been prepared in good faith from the books and records of Company, are complete and correct in all material respects, and have been prepared in conformity with practices consistently applied by Company throughout the periods involved and present fairly in all material respects the consolidated financial position of Company as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended. The Financials have been prepared in conformity with GAAP. The books and records of Company from which the Financials have been prepared are complete and correct.

              (b) Except as set forth on SCHEDULE 4.7, neither Company nor any of its Subsidiaries has any material obligations, contingent or otherwise which are not reflected in the Balance Sheet, other than those incurred since the end of Company's most recent Fiscal Year (the "Balance Sheet Date"), in the ordinary course of business.

              (c) Except as set forth on SCHEDULE 4.7, no dividends or other distributions have been declared, paid or made upon any Equity Securities of Company, nor have any Equity Securities of Company been redeemed, retired, purchased or otherwise acquired for value by Company since the Balance Sheet Date.

         4.8. Ownership of Property. (a) Neither Company nor any of its Subsidiaries owns any real property. Each of Company and its Subsidiaries has valid, marketable and insurable leasehold interests in the leases described in
SCHEDULE 4.8 hereto. All real property leased by Company and its Subsidiaries is set forth on SCHEDULE 4.8. Each of such leases is valid and enforceable against Company and, to Company's or any of its Subsidiary's knowledge, against the other parties thereto in accordance with its terms and is in full force and effect. Company has delivered to Purchaser true and complete copies of each of such leases set forth on SCHEDULE 4.8 and all documents affecting the rights or obligations of Company or any of its Subsidiaries.

              (b) Except as disclosed on SCHEDULE 4.8, (i) neither Company nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property leased by Company or such Subsidiary and (ii) no real property lease is subject to any lease, sublease, license or other Contract granting to any other Person any right to the use, occupancy or enjoyment of the real property lease or any part thereof.

              (c) Each of Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all items of tangible personal property owned or used by it, free and clear of all Liens, except for Liens (i) for taxes that are not yet due and payable and that are not material to Company or any Subsidiary and (ii) that would not have, or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.
SCHEDULE 4.8 sets forth all leases of personal property involving annual payments in excess of $25,000 relating to personal property used in the business of Company or any Subsidiary or to which Company or any Subsidiary is a party or by which Company, any Subsidiary or any of their respective properties or assets is bound. Each of the personal property leases is in full force and effect and is valid, binding and enforceable against Company and, to Company's or any of its Subsidiary's knowledge, against the other parties thereto in accordance with its terms. All items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of Company or any Subsidiary are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used for the operation of the business of Company or such Subsidiary.

         4.9. Material Contracts; Indebtedness. (a) Except as set forth on
SCHEDULE 4.9, neither Company nor any Subsidiary is a party to, nor are any of their respective properties or assets bound by any (i) Contract not made in the ordinary course of business; (ii) employment, consulting, management, non-competition, severance, golden parachute or indemnification Contract (including, in each case any Contract to which Company or any Subsidiary is a party involving employees of Company or any Subsidiary); (iii) advertising, public relations, franchise, distributorship or sales agency Contract; (iv) Contract involving the commitment, payment or receipt in excess of $25,000 in the aggregate or which extend for a term of more than one year from the date hereof; (v) Contract granting a right of first refusal for the acquisition, sale or lease of any assets or Equity Securities of Company; (vi) Contract with any Person involving a sharing of profits; (vii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of Company; (viii) loan agreement, credit agreement, deed of trust, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract; (ix) Contract with any Governmental Body; (x) Contract with respect to the discharge, storage or removal of Hazardous Materials; (xi) retainer Contract with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers; (xii) joint venture, partnership or similar Contract; (xiii) Contracts between Company or any of its Subsidiaries on the one hand, and any of their respective Affiliates on the other hand; or (xiv) commitment or agreement to enter into any of the foregoing (collectively, the "Material Contracts").

              (b) Company has delivered to Purchasers true, correct and complete copies of each of the Contracts listed on SCHEDULE 4.9 (or in the case of unwritten contracts, oral summaries thereof as included in such Schedule), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder. Each Material Contract is a valid and binding agreement of Company or its Subsidiaries (as the case may be) enforceable against Company and, to Company's or any of its Subsidiary's knowledge, against the other parties thereto in accordance with its terms. Company and each of its Subsidiaries has fulfilled all obligations required pursuant to the Material Contract to have been performed by Company or such Subsidiary on its part except where the failure to fulfill such obligations would not have, or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. Except as set forth in SCHEDULE 4.9, neither Company nor any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in default or breach, nor to Company's or such Subsidiary's knowledge is any third party (with or without the lapse of time or the giving of notice, or both) in default or breach under or with respect to any Material Contract, except for such defaults or breaches as would not have or could not reasonably be expected to have a Material Adverse Effect. No previous or current party to any Material Contract has given notice of or made a claim with respect to any breach or default thereunder, except for such defaults or breaches as would not have or could not reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 4.9, since the Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any Indebtedness other than in the ordinary course of business and consistent with past practice.

         4.10. Environmental Protection. (a) Company and each of its Subsidiaries are in compliance with Environmental Laws and Company and each of its Subsidiaries have obtained and are in compliance with all necessary permits, licenses, approvals and authorizations required under applicable Environmental Laws, except for such noncompliance which would not have, or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

              (b) Company has not, and to its best knowledge after due inquiry, no third party has released Hazardous Materials at, from, on, in, to or under the any of the properties or assets owned, leased or operated (or formerly owned or operated) by Company or its Subsidiaries, and there are no underground storage tanks, polychlorinated biphenyl-containing equipment or asbestos-containing material at any of the properties or assets owned, leased or operated (or formerly owned or operated) by Company or its Subsidiaries.

              (c) There are no past, pending or, to its best knowledge, threatened, claims, notices of violation, investigations, litigation, administrative proceedings, orders, judgments against Company or any of its Subsidiaries relating to Hazardous Materials, Environmental Laws or relating to any other location where Hazardous Materials from Company or any of its Subsidiaries, or to the knowledge of Company or any of its Subsidiaries, any of its predecessors have been transported, stored, handled, disposed, treated or have otherwise come to be located ("Environmental Claims") and neither Company nor any of its Subsidiaries is aware of any facts, events, conditions or circumstances which could reasonably be expected to form the basis of any Environmental Claims against Company, any of its Subsidiaries, or Purchasers.

         4.11. Labor Matters. (a) There are no strikes, work stoppages, slowdowns or other labor disputes against Company or any of its Subsidiaries nor is any such strike, work stoppage, slowdown or other dispute pending or, to Company's or its Subsidiaries' knowledge, threatened. All payments due from Company and each of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Company or such Subsidiary. There is no organizing activity involving Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to Company's or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Company or its Subsidiaries has made a pending demand for recognition. There are no complaints or charges against Company or any of its Subsidiaries pending or, to Company's or its Subsidiaries' knowledge, threatened to be filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Company or any of its Subsidiaries of any individual. Neither Company nor any Subsidiary has received notice of the intent of any Government Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of Company or any Subsidiary, and to the knowledge of Company or any Subsidiary, no such investigation is in progress.

              (b) Neither Company nor any of its Subsidiaries is, or during the five years preceding the date hereof was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Company or its Subsidiaries.

         4.12. Investment Company. Company is not and, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will not be an "investment company" as defined in the Investment Company Act of 1940.

         4.13. Taxes. Except as set forth on SCHEDULE 4.13, all federal, state, local and foreign tax returns, reports and statements required to be filed by Company and its Subsidiaries have been timely filed with the appropriate Governmental Authority and all such returns, reports and statements are true, correct and complete in all material respects. All charges, Liens and other impositions (including interest, penalties and other charges) due and payable by the Company and its Subsidiaries for the periods covered by such returns, reports and statements have been fully or adequately disclosed and fully provided for in the books and financial statements of Company, except for such charges, impositions and Liens which would not have, or could not reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect. Proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods in full compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies.

Neither Company nor any of its Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges. Neither the tax returns of Company nor any Subsidiary have been audited by the IRS or other Governmental Authorities. Neither Company nor any Subsidiary has received any notice that any tax audits or other administrative or judicial proceedings are pending or threatened with regard to any charges for which Company or any Subsidiary may be liable and, to its best knowledge, no assessment of charges is proposed against Company or any Subsidiary. Neither Company nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Company nor any of its Subsidiaries has any obligation under any written tax sharing agreement. The Company has consistently been treated as a partnership for tax purposes, and no action has been taken or election filed to the contrary.

         4.14. No Litigation. Except as disclosed on SCHEDULE 4.14, no action, claim or proceeding is now pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority.

         4.15. Brokers. Except as set forth on SCHEDULE 4.15, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees (other than legal fees) or commissions to any investment adviser, broker, finder, agent or any other person with respect to the transactions contemplated by this Agreement. Company is solely responsible for the payment of all such finder's or brokerage fees.

         4.16. Key-Man Life Insurance. Company has purchased key-man life insurance policies for the benefit of Company on the lives of Marc Geiger ("Geiger") and Donald Muller ("Muller") in a face amount no less than $2,000,000 for each of them and such policies are in full force and effect. No party to any such policy has given notice of or made a claim with respect to any breach or default thereunder or has otherwise provided any notice to Company with respect to the cancellation or termination of any such policy.

         4.17. Patents, Trademarks, Copyrights and Licenses. Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, all licenses, patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, trade names, common law trade names, domain names, and all common law or statutory trade secrets, including know-how, inventions, designs, processes and computer programs (including source codes) necessary to continue to conduct its business as heretofore conducted by it and now being conducted by it (collectively, "Intellectual Property"). Except as set forth on SCHEDULE 4.17, to Company's knowledge, (a) Company and each of its Subsidiaries conducts its businesses without infringement or claim of infringement of any Intellectual Property of others, and neither Company nor any Subsidiary has received notice (or has knowledge of any valid grounds) of any such claim and (b) there is no infringement by others (including any employee or former employee of Company) of any Intellectual Property of Company or any of its Subsidiaries, except for such infringements or claims of infringement which would not result in and could not reasonably be expected to result in a Material Adverse Effect.

         4.18. No Material Adverse Effect. Except as set forth on SCHEDULE 4.18, no event has occurred since March 31, 1998 which has had or could reasonably be expected to have a Material Adverse Effect.

         4.19. ERISA. Except as disclosed on SCHEDULE 4.19, (a) neither Company nor any ERISA Affiliate (as defined below) maintains any Employee Benefit Plans. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing benefits to any current or former director, employee or independent contractor (or to any dependent or beneficiary thereof) of Company or any ERISA Affiliate, which are now or have ever been maintained by Company or any ERISA Affiliate or under which Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, stock appreciation rights, stock option, stock purchase or other similar plans, policies, programs, practices, agreements, understandings or arrangements. "ERISA Affiliate" means any entity (whether or not incorporated) other than Company that, together with Company, is or was a member of (i) a controlled group of corporations within the meaning of
Section 414(b) of the IRC, (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the IRC, or (iii) an affiliated service group within the meaning of Section 414(m) of the IRC.

              (b) Company has neither proposed nor agreed to (i) the creation of any new Employee Benefit Plans or (ii) the amendment or other modification to any option plan.

         4.20. Registration Under Exchange Act; Registration Rights. Neither Company nor any of its Subsidiaries has registered any class of its securities pursuant to Section 12 of the Exchange Act, and no such registration is required by the Exchange Act. Except as disclosed in the documents listed on SCHEDULE 4.9 hereto and as provided in the Registration Rights Agreement, neither Company nor any of its Subsidiaries is under any obligation to register, under the Securities Act, any of its presently outstanding securities or any securities which may hereafter be issued.

         4.21. No Undisclosed Liabilities. Except to the extent set forth in the Financials, (i) neither Company nor any Subsidiary has any material liabilities and (ii) to its knowledge there is no basis for the assertion of any claim or material liability of any nature against Company, except obligations under Contracts described on SCHEDULE 4.9 or under Contracts that are not required to be disclosed thereon as a result of dollar thresholds specified in Section 4.9.

         4.22. Insurance. All policies of insurance are in full force and effect and are adequate to cover risks of such types and in such amounts as is customary for the industry in which Company or its Subsidiaries compete. All policies of such insurance are binding and effective upon the issuers thereof (each of whom is reputable and creditworthy) in accordance with their respective terms. Neither Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that does not have a Material Adverse Effect.

         4.23. Accounts Receivable. All accounts receivable of Company and its

Subsidiaries as shown on the Balance Sheet and all such receivables which have arisen thereafter are collectible in the ordinary course of business by Company or such Subsidiary, net of reserves for bad debts shown on the Balance Sheet and, as to the period after the Balance Sheet Date, net of reserves established consistent with prior practice in amount and nature.

         4.24. Minute Books. The minute books of Company, as previously made available to Purchasers, accurately reflect all meetings and other corporate actions of the Members and the Manager of Company. The minute books of each Subsidiary, as previously made available to Purchasers, accurately reflect all meetings and other actions of its members and managers.

         4.25. Year 2000 Systems. Company's and each Subsidiary's computer systems and software that are material to its respective business are able to accurately process date data, including calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

         4.26. Full Disclosure. No information contained in this Agreement, any other Transaction Document, the Financial Statements or any written statement furnished by or on behalf of Company or any Subsidiary pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

         4.27. Contribution Agreement. As of the date hereof, ADNM has not breached or otherwise violated that certain representation contained in subparagraph (b)(ii) of Section 6 of the Contribution Agreement.

V. COVENANTS


         5.1. Affirmative Covenants. Each Company, severally but not jointly, covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless Purchasers shall have given their prior written consent):

              (a) Books and Records. Company shall, and shall cause its Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP.

              (b) Financial Statements. Until the earlier of a QIPO or such time as Purchasers together with their Affiliates own in the aggregate directly or indirectly, Common Units and/or Units of Company (on an as converted basis) in an amount less than 1% (the "Information Threshold") of the issued and outstanding Common Units of such Company, such Company shall deliver to Purchasers the following information; provided, however, that if the Information Threshold is not then met at the time any of the information in Sections 5.1(b)(i) through (iv) is required to be delivered by Company and Company is otherwise delivering such information to any other Member (other than any Member that receives such information on a confidential basis in connection with the provision of services to Company or any of its Subsidiaries), then such information shall also be delivered to Purchasers:

                      5..(i) Monthly Statements. As soon as available, and in any event within thirty (30) days after the end of each month, copies of the consolidated and consolidating balance sheets of Company and its Subsidiaries as of the end of such month, and statements of income and retained earnings and statements of cash flows of Company and its Subsidiaries for such month and for the portion of the Fiscal Year ending with such month, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail, and certified by the chief financial officer of Company as being true and correct and as having been prepared in accordance with GAAP, subject to year-end audit adjustments;

                      5..(ii) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each respective quarterly fiscal period (except the last) of each Fiscal Year of Company, copies of the consolidated and consolidating balance sheets of Company and its Subsidiaries as of the end of such quarterly fiscal period, and the respective statements of income and retained earnings and statements of cash flows of Company and its Subsidiaries for such quarterly fiscal period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail, and certified by the chief financial officer of Company, as appropriate, as being true and correct and as having been prepared in accordance with GAAP, subject to year-end audit adjustments;

                      5..(iii) Annual Statements. As soon as available and in any event within ninety (90) days after the close of each respective Fiscal Year of Company, copies of the audited consolidated and consolidating balance sheets of Company as of the close of such Fiscal Year and the respective audited statements of income and retained earnings and statements of cash flows of Company for such Fiscal Year, in each case, setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by Company) of a "Big Six" (or comparable) independent public accounting firm selected by Company and reasonably satisfactory to Purchasers to the effect that such financial statements have been prepared in accordance with GAAP and fairly present the financial conditions and results of operations of Company and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, includes such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                      5..(iv) Audit Reports. Within five (5) days of receipt thereof, one copy of each written report submitted to Company by independent accountants in any annual, quarterly or special audit made.

                      5..(v) Annual Operating Plan and Projections. Company will deliver to Board within 30 days prior to the beginning of each quarter and each Fiscal Year an operating plan with respect to such quarter or Fiscal Year, as the case may be (each, an "Operating Plan"), and each Operating Plan shall include with respect to Company and its Subsidiaries projected consolidated balance sheets, projected consolidated cash flow statements, including summary details of cash disbursements (including for capital expenditures), and projected consolidated income statements, in each case for any Fiscal Year on a quarterly basis with appropriate supporting details, and each Operating Plan shall have been approved by the audit committee of the Manager. To the extent practicable, Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in a manner that is consistent with the Operating Plan that relates to such quarter or Fiscal Year.

                      5..(vi) Other Information. If requested by any Purchaser, Company will deliver to such Purchaser such other information respecting Company's or any of its Subsidiaries' business, financial condition or prospects as such Purchaser may, from time to time, reasonably request.

              (c) Transfer Tax. Company shall pay all sales, transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by such Company to Purchasers of the Units, the Options, the Conversion Units, the Option Units and the Option Conversion Units.

              (d) Maintenance of Existence and Conduct of Business. Company shall, and shall cause its Subsidiaries to: (i) maintain insurance coverages and their books, accounts and records in the ordinary course of business and consistent with past practice; (ii) use its commercially reasonable best efforts to comply in all material respects with all Laws applicable to Company; (iii) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; (iv) maintain, preserve and protect all of its Intellectual Property; (v) pay and discharge when payable all taxes, assessments and charges imposed upon its properties or assets or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and (vi) perform in all material respects their obligations under all Material Contracts and commitments to which any of them is a party or by which any of them or their respective property or assets is bound, except where the failure to so perform would not have a Material Adverse Effect.

              (e) Access. For so long as the Information Threshold is met, Company shall permit representatives of any Purchaser to visit and inspect any of the properties of such Company, to examine the corporate books and records and make copies or extracts therefrom and to discuss the affairs, finances and accounts of such Company with the officers, employees, counsel, accountants, independent auditors or other representatives of such Company, all at such reasonable times, upon reasonable notice and as often as such Purchaser may reasonably request.

              (f) Intentionally omitted.

              (g) Intentionally omitted.

              (h) Tag-Along Rights.

                      5..(i) If at any time prior to a QIPO (or thereafter with respect to any Transfer not involving a Public Market Sale) Geiger or Muller (with respect to AD) or ADNM (with respect to UBL) or any direct or indirect successor, assignee, heir, devisee, donee, legatee or transferee of any of them (each a "Transferor"), proposes alone or with others to Transfer (directly or indirectly) any Equity Securities (each, a "Subject Interest") in such Company which comprise five percent (5%) or more of all then outstanding securities of the class of Equity Securities which includes the Subject Interest (the "Subject Interest Class") in a single transaction or series of transactions and the Securities include (at such time or upon exercise, conversion or exchange) any Equity Securities of the Subject Interest Class, the would-be Transferor shall provide holders of the Securities with not less than thirty (30) days' prior written notice of such proposed sale, which notice shall include all of the material terms and conditions of such proposed sale and which shall identify such purchaser (the "Sale Notice"), and each such holder shall have the option, exercisable by written notice to the Transferor within twenty (20) days after the receipt of the Sale Notice, to participate in such transaction pro rata with the Transferor at the same time as, and upon the same terms and conditions as (including all direct or indirect consideration) the Transferor Transfers his or her Equity Securities in Company. Each such holder may sell all or any portion of the Securities held by such holder (or issuable to such holder upon exercise, conversion or exchange of any Security) which are of the class of Equity Securities which includes the Subject Interest Class (the "Holder's Securities") equal to the product obtained by multiplying (i) the Subject Interest by (ii) a fraction, the numerator of which is the Holder's Securities and the denominator of which is the total number of Equity Securities of the Subject Interest Class then owned by the Transferor and such holder. To the extent that one or more of such holders exercises such rights of participation, the number of Equity Securities that the Transferor may Transfer in the transaction shall be correspondingly reduced.

                      5..(ii) If any holder fails to exercise its option (each, a "Non-Participant") to participate in such transaction as set forth in
        Section 5.1(h)(i) above, the would-be Transferor shall provide notice of such failure to the holders of the Securities that did exercise their option to participate (the "Participants"). The Participants shall have ten (10) days from the date such notice was given to agree to sell their Pro Rata Share of the unsold portion which all Non-Participants in the aggregate were entitled to sell pursuant to the provisions of Section 5.1(h)(i) but elected not to sell. For the purposes of this Section 5.1(h)(ii), the term "Pro Rata Share" shall equal the product obtained by multiplying (i) the unsold portion by (ii) a fraction, the numerator of which is Holder's Securities and the denominator of which is the total number of Securities held by all Participants (or issuable to such Participants upon exercise, conversion or exchange of any Security) which are of the class of Equity Securities which includes the Subject Interest Class.

               (i) Non-Competition Agreements. Each of Geiger, Muller and the employees listed on SCHEDULE 5.1 shall enter into non-competition agreements or agreement containing covenants not to compete substantially in the form of EXHIBIT C hereto.

               (j) Right of First Offer. A Purchaser desiring to make a Transfer (a "Selling Purchaser") pursuant to Section 12.9(c) of the UBL Operating Agreement with respect to any Transfer of Securities of UBL or pursuant to
Section 12.9(c) of the AD Operating Agreement with respect to any Securities of AD, shall be required to give advance notice thereof (a "Transfer Notice") to such Company including in such Transfer Notice the quantity and nature of the Securities, the price and the other terms and conditions upon which it is willing to sell such

Securities. Such Company shall have ten (10) Business Days from the date the Transfer Notice is given (the "First Offer Exercise Period") to elect by notice to the Selling Purchaser whether or not to purchase the entire quantity of Securities so offered for the price and on the terms and conditions so specified; provided, however, that if there is more than one Selling Purchaser, the Company shall elect whether or not to purchase the entire quantity of securities of all Selling Purchasers. In the event that Company elects to purchase such Securities on the terms set forth in the Transfer Notices, Company shall pay the price so specified on the terms so specified within ninety (90) days of the date of the Transfer Notice(s), and the Selling Purchaser(s) shall Transfer all such Securities to Company. If within the First Offer Exercise Period Company does not give notice electing to purchase all of such Securities, the Selling Purchaser(s) may Transfer all such Securities to any third party (an "Outside Transferee") at any time after the expiration of the First Offer Exercise Period, provided the purchase price for such Securities is no less than the purchase price offered to Company, and the other terms offered to the Outside Transferee are no more favorable than those set forth in the Transfer Notice. If the Selling Purchaser(s), however, does not Transfer such Securities as provided in the preceding sentence within 120 days after the expiration of the First Offer Exercise Period, any Transfer by the Selling Purchaser(s) of its Securities shall again be subject to the terms of this Section 5.1(j). Any subsequent Transfer of Securities previously Transferred in accordance with the provisions of this Section 5.1(j) shall not be subject to this Section 5.1(j).

              (k) Conversion to C-Corporation. Upon the consummation of an initial public offering of Company, such Company shall be combined (whether by merger, consolidation, share exchange, transfer of assets or equity or otherwise) with a newly formed Delaware corporation so as to convert such Company into a Delaware corporation (in accordance with the provisions of such Company's Operating Agreement) which shall be a Subchapter C corporation for income tax purposes.

              (l) Expenses. At the Closing, AD shall reimburse Purchasers for the reasonable attorneys fees and expenses of Kramer, Levin, Naftalis and Frankel in connection with negotiating and preparing the Transaction Documents and consummating the transactions contemplated thereby up to an aggregate of $35,000.

              (m) Voting Agreements. Every eleven (11) months and from time to time, upon the reasonable request of Purchasers, each of Geiger and Muller shall execute and deliver (i) a new voting agreement and power of attorney in form and substance substantially similar to Exhibit E hereto and (ii) such other documents as may be necessary in the opinion of counsel to Purchasers to give effect to the Founders Voting Agreement and Power of Attorney dated the date hereof.

              (n) Option Plans. Each of Purchasers shall be designated as "Other Members" under (i) any option agreement (each of which agreement shall be substantially in the form of the 1998 Unit Option Agreement attached to Company's 1998 Unit Option Plan) entered into by Company pursuant to its 1998 Unit Option Plan or (ii) the respective Issuance, Noncompetition and Nonsolicitation Agreements between AD and each of Keith Yokomoto, Steve Rennie and Robert Morse. Company shall provide in any subsequent option plan or agreement adopted by Company rights to Purchasers substantially similar to the rights contemplated to be granted to Purchaser's as "Other Members" under the form of 1998 Unit Option Agreement. The right of Purchasers to be so designated "Other Members" pursuant to this Section 5.1(n) shall terminate with respect to Company upon the date the Purchasers shall no longer satisfy the "Preemptive Threshold" as defined in such Company's Operating Agreement.

VI. DOCUMENTS TO BE DELIVERED UPON EXECUTION OF THIS AGREEMENT


         6.1. Documents to be Delivered by Company. On the Closing Date, each Company shall deliver, or cause to be delivered, to Purchasers, the following:

              (a) An opinion of legal counsel to Company, substantially in the form attached hereto as EXHIBIT D.

              (b) Resolutions of the Manager of Company, certified by the Secretary or Assistant Secretary of the Manager, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and (ii) specific officers to execute and deliver this Agreement and each other Transaction Document to which it is a party.

              (c) Certificates of good standing showing that Company and each Subsidiary is organized and in good standing in the jurisdiction of its organization.

              (d) Copies of the organizational documents of Company and each Subsidiary, certified, as applicable, as of a recent date by the applicable Secretary of State of the jurisdiction of organization and copies of Company's and each Subsidiary's operating agreement, certified by the Secretary or Assistant Secretary of Company or the Subsidiary, as applicable, as true and correct as of the Closing Date.

              (e) The Registration Rights Agreements, Employment Agreements and Non-competition Agreements each duly executed by the parties thereto.

              (f) A Founders Voting Agreement and Power of Attorney executed by each of Geiger and Muller substantially in the form of EXHIBIT E hereto.

              (g) Certificates of the Secretary or an Assistant Secretary of Company, dated the Closing Date, as to the incumbency and signatures of the officers of Company executing this Agreement, each other Transaction Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

         6.2. Documents to be Delivered by Purchasers. (a) On the Closing Date, each Purchaser shall deliver, or cause to be delivered, to each Company, the following:

                  6..(i) Resolutions of Purchaser, certified by an executive officer of Purchaser, or the general partner of Purchaser, certified by a managing member of the general partner, (as applicable) as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by this Agreement and
(ii) a specific officer to execute and deliver this Agreement and each other Transaction Document to which Purchaser is a party.

                  6..(ii) Certificate of an executive officer of Purchaser, or on officer of the managing member of the general partner (as applicable) dated the Closing Date, as to the incumbency and signatures of the officer of Purchaser or of the officer of the general partner of Purchaser (as applicable) executing this Agreement on behalf of Purchaser, each other Transaction Document to which Purchaser is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of the certifying officer.

                  6..(iii) Surrender of the cancelled Subordinated Secured Convertible Bridge Note dated as of June 12, 1998 and UCC termination statements.

             (b) Upon exercise of the UBL Option and the AD Option by any Person other than Constellation, Purchasers shall deliver to each Company a Constellation Voting Agreement and Irrevocable Proxy substantially in the form of EXHIBIT F hereto.

VII. SECURITIES LAW MATTERS


         7.1. Legends. To the extent that any Securities are at any time held in certificated form, each such certificate shall bear a legend substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

VIII. INDEMNIFICATION AND LIABILITY.

         8.1. Indemnity. (a) Each Company, and ADNM with respect to Section 4.27, agrees to indemnify and hold harmless each Purchaser, its respective Subsidiaries, any Affiliate of any of them and their respective officers, directors and employees (collectively, the "Indemnified Parties") from and against any liabilities, obligations, losses, damages, amounts paid in settlement, penalties, actions, judgments, fines, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind ("Losses") which may be imposed upon, incurred by or asserted against any Indemnified Party in any manner relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by such Company contained herein, in any other Transaction Document or in any certificate or document delivered pursuant hereto. Company shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, however, that the Indemnified Party provides an undertaking to repay such advances to Company if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Purchasers and Company will cooperate in the defense of any such matter. The rights of the Indemnified Parties to indemnification under this Article IX shall be their sole and exclusive remedy with respect to any breach of any representation or warranty contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the amount to which any Indemnified Party shall be entitled pursuant to this
Section 8.1 shall be limited to the Losses actually sustained by such Indemnified Party, net of any tax benefits derived by such Indemnified Party in respect of such Losses.

              (b) Indemnification Procedures. Any Indemnified Party seeking indemnification pursuant to Section 8.1 with respect to a claim, action, suit or proceeding by a Person who is not a Indemnified Party shall give prompt written notice to Company of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder, provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder unless such failure shall prejudice in any material respect Company's ability to defend such claim, action, suit or proceeding. Company shall have the right to assume the defense of any such action, suit or proceeding at its expense; provided, however, that
(i) such claim, action, suit or proceeding seeks only monetary damages and, in the reasonable judgment of the Indemnified Party, Company has adequate financial and other resources to undertake such defense and satisfy any indemnifiable Losses arising from such action, suit or proceeding and (ii) the selection of counsel is approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed). If such claim, action, suit or proceeding seeks relief other than or in addition to monetary damages or if the Indemnified Party so determines that Company does not have adequate resources, or Company shall elect not to assume the defense of any such action, suit or proceeding, or fails to make such an election within twenty (20) days after it receives such notice pursuant to the first sentence of this Section 8.2, the Indemnified Party may assume such defense with counsel of its choice and at the expense of Company and shall defend such claim, action, suit or proceeding diligently and in good faith. The Indemnified Party shall have the right to participate in (but not control) the defense of an action, suit or proceeding defended by Company hereunder and to retain its own counsel in connection with such action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense; provided, however, that Company shall bear the expenses as incurred of counsel to the Indemnified Party if (i) Company and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any such action, suit or proceeding (including impleaded parties) include Company and the Indemnified Party, and representation of Company and the Indemnified Party by the same counsel would, in the opinion of counsel to the Indemnified Party, create a conflict; provided further that, unless otherwise agreed by Company, if Company is obligated to pay the fees and expenses of such counsel, Company shall be obligated to pay only the fees and expenses associated with one attorney or law firm, as applicable, for the Indemnified Party, as well as the fees and expenses associated with local counsel. Company shall not be liable under Section 8.1 for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed, of any claim, action, suit or proceeding in respect of which indemnity may be sought hereunder.

IX. EXPENSES


         Except as provided in Section 5.1(l), the Companies and the Purchasers shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby.

X. MISCELLANEOUS. The Purchasers and each Company agree to the following additional terms and provisions:

         10.1. Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged (including by recognized overnight courier service) or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

               If to AD:

               ARTISTdirect, LLC
               17835 Ventura Boulevard
               Suite 310
               Encino, California 91316
               Telecopy Number: 818-758-8722

               with copies to:

               Allen D. Lenard, Esq.
               Lenard & Gonzalez, LLP
               1900 Avenue of The Stars
               25th Floor
               Los Angeles, CA 90067
               Telecopy Number: (310) 552-0740

               If to UBL:

               The Ultimate Band List, LLC
               17835 Ventura Boulevard
               Suite 310
               Encino, California 91316
               Telecopy Number: (818) 758-8722

               with copies to:

               Allen D. Lenard, Esq.
               Lenard & Gonzalez, LLP
               1900 Avenue of The Stars
               Los Angeles, CA  90067
               Telecopy Number:  (310) 552-0740

               If to either Purchaser:

               Clifford H. Friedman
               Constellation Ventures Management LLC
               575 Lexington Avenue
               New York, NY 10022
               Telecopy Number: (212) 272-7060

               with a copy to:

               Kramer, Levin, Naftalis & Frankel
               919 Third Avenue
               New York, New York 10022
               Attention: Howard J. Rothman, Esq.
               Telecopy Number: (212) 715-8000

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail.

         10.2. Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. Company will require any successor to Company or any permitted assignee thereof (each, a "Successor"), whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such purchase, succession or assignment had taken place. Upon any such purchase, succession or assignment, the references in this Agreement to Company shall also apply to any Successor unless the context otherwise requires. No such purchase, succession, or assignment shall relieve Company of its obligations hereunder.

         10.3. Amendment. No amendment or waiver of any provision of this Agreement or any other Transaction Document nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by Company and Purchasers and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

         10.4. Successors and Assigns; Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company without the prior written consent of Purchasers. Subject to compliance with Section 12.9 of the UBL Operating Agreement in the case of UBL, or Section 12.9 of the AD Operating Agreement in the case of AD, any right, remedy, obligation or liability arising hereunder or by reason hereof (other than pursuant to Section 5.1(f)(1)) shall be assignable by either Purchaser in connection with the Transfer of its Securities without the prior written consent of Company; provided, however, that no such assignment shall relieve such Purchaser of its obligations hereunder. The term "Purchaser" shall refer to any (i) assignee of a Purchaser upon any assignment by such Purchaser in accordance with this Section 10.4 and (ii) transferee of a Purchaser upon any Transfer by such Purchaser of any Securities made in compliance with the applicable provisions of the Operating Agreements.

         10.5. Remedies. Except as provided in the penultimate sentence of
Section 8.1(a), (a) each Purchaser shall be entitled to specific performance, injunctive relief or any other equitable remedy against Company, without the posting of a bond, or proof of actual damages, in the event of breach or threatened breach of any provision of this Agreement and (b) Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys fees in addition to any other available remedy.

         10.6. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         10.7. Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Agreement shall not be in any way impaired.

         10.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         10.9. Publicity. Neither Purchasers nor Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other parties in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

         10.10. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California without regard to the principles thereof relating to conflict of laws. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of Los Angeles, State of California. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10.1 hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

         10.11. Obligations of Company. Whenever this Agreement requires any Subsidiary of Company to take any action, such requirement shall be deemed to include any agreement on the part of Company to cause such Subsidiary to take such action.

         10.12. Representations, Warranties and Agreements of Geiger and Muller. Each of Geiger and Muller (each a "Shareholder") hereby represent and warrant that the execution, delivery and performance by such Shareholder of the Sections of this Agreement with respect to which such Shareholder has agreed to be bound and the consummation of transactions contemplated by such Sections of the
Agreement: (i) do not and will not violate (with or without the lapse of time or giving of notice or both) any Law, or any order or decree of any Governmental Authority; (ii) do not and will not (with or without the lapse of time or giving of notice or both) conflict with or result in the breach or termination of, constitute a default under, accelerate any performance required by, give rise to any right to increase the obligations or otherwise modify the terms under, any Contract to which such Shareholder is a party or by which such Shareholder's assets or property is bound; (vi) do not and will not (with or without the lapse of time or giving of notice or both) result in the creation or imposition of any Lien upon any of such Shareholder's assets or property; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person, except for such violations, conflicts, breaches, terminations, defaults, accelerations, rights, modifications, Liens, consents, approvals or filings which, singly or in the aggregate, would not have or could not reasonably be expected to have, a material adverse effect on such Shareholder's ability to consummate the transactions contemplated by the Sections of this Agreement by which such Shareholder has agreed to be bound. This Agreement (with respect to the Sections of this Agreement by which such Shareholder has agreed to be bound) has been duly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         10.13. Representations, Warranties and Agreements of ADNM. The execution, delivery and performance by ADNM of the Sections of this Agreement with respect to which ADNM has agreed to be bound and the consummation of transactions contemplated by such Sections of the Agreement: (i) are within ADNM's power and authority; (ii) have been duly authorized by all necessary or proper action; (iii) are not in contravention (with or without the lapse of time or giving of notice or both) of any provision of ADNM's or any of its Subsidiary's organizational documents or operating agreements; (iv) do not and will not violate (with or without the lapse of time or giving of notice or both) any Law, or any order or decree of any Governmental Authority; (v) do not and will not (with or without the lapse of time or giving of notice or both) conflict with or result in the breach or termination of, constitute a default under, accelerate any performance required by, give rise to any right to increase the obligations or otherwise modify the terms under, any Contract to which ADNM or any of its Subsidiaries is a party or by which ADNM, any of its Subsidiaries or any of their respective assets or property is bound; (vi) do not and will not (with or without the lapse of time or giving of notice or both) result in the creation or imposition of any Lien upon any of the assets or property of ADNM or any of its Subsidiaries; and (vii) do not require the consent or approval of, or any filing with, any Governmental Authority or any other Person, except in the case of (iv), (v), (vi) and (vii) for such violations, conflicts, breaches, terminations, defaults, accelerations, rights, modifications, Liens, consents, approvals or filings which, singly or in the aggregate, would not have or could not reasonably be expected to have, a material adverse effect on ADNM's ability to consummate the transactions contemplated by the Sections of this Agreement by which ADNM has agreed to be bound.. This Agreement (with respect to the Sections of this Agreement by which ADNM has agreed to be bound) has been duly executed and delivered by ADNM and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) each constitutes a legal, valid and binding obligation of ADNM, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         IN WITNESS WHEREOF, each of the parties listed below has executed this Agreement as of the day and year first above written.



                                     ARTISTdirect, LLC


                                     By:________________________________
                                        Name:
                                        Title:


                                     THE ULTIMATE BAND LIST, LLC


                                     By:________________________________
                                        Name:
                                        Title:


                                     CONSTELLATION VENTURE CAPITAL, L.P.


                                     By: Constellation Ventures Management LLC,
                                         as General Partner


                                     By:________________________________
                                         Clifford H. Friedman
                                         Member


                                     CONSTELLATION VENTURES (BVI), INC.


                                       By:________________________________
                                          Clifford H. Friedman
                                          President and Chief Executive Officer

         ARTISTdirect New Media, LLC hereby agrees to be bound by the provisions of Section 4.27, Section 5.1(f) and (h), Section 8.1 and Article X of this Agreement.



                                       ARTISTdirect New Media, LLC
                                       By: ARTISTdirect, LLC



                                       By:________________________________
                                          Name: Marc P. Geiger
                                          Title: Member



                                       By:________________________________
                                          Name: Donald P. Muller
                                          Title: Member

         Marc Geiger and Donald Muller each hereby agrees to be bound by the provisions of Section 5.1(h) and (m) and Article X of this Agreement.




                                    MARC GEIGER


                                    ________________________________




                                    DONALD MULLER


                                    ________________________________

                                TABLE OF CONTENTS




I.      DEFINITIONS..........................................................................1

II.     THE PURCHASE OF SHARES AND OPTIONS; TRANSFERS........................................7
        2.1.   Purchase of Units.  ..........................................................7
        2.2.   Closing.......................................................................8
        2.3.   Use of Proceeds...............................................................8

III.    PURCHASERS' REPRESENTATIONS..........................................................8
        3.1.   Investment Intention..........................................................8
        3.2.   Accredited Investor...........................................................8
        3.3.   Corporate Existence...........................................................9
        3.4.   Power; Authorization; Enforceable Obligations.................................9

IV.     COMPANY'S REPRESENTATIONS AND WARRANTIES............................................9
        4.1.   Capitalization................................................................9
        4.2.   Authorization and Issuance of Units, Conversion Units and Options............10
        4.3.   Securities Laws..............................................................10
        4.4.   Corporate Existence; Compliance with Law.....................................10
        4.5.   Subsidiaries.................................................................11
        4.6.   Corporate Power; Authorization; Enforceable Obligations......................11
        4.7.   Financial Statements.........................................................12
        4.8.   Ownership of Property........................................................12
        4.9.   Material Contracts; Indebtedness.............................................13
        4.10.  Environmental Protection.....................................................14
        4.11.  Labor Matters................................................................14
        4.12.  Investment Company...........................................................15
        4.13.  Taxes........................................................................15
        4.14.  No Litigation................................................................15
        4.15.  Brokers......................................................................16
        4.16.  Key-Man Life Insurance.......................................................16
        4.17.  Patents, Trademarks, Copyrights and Licenses.................................16
        4.18.  No Material Adverse Effect...................................................16
        4.19.  ERISA........................................................................16
        4.20.  Registration Under Exchange Act; Registration Rights.........................17
        4.21.  No Undisclosed Liabilities...................................................17
        4.22.  Insurance....................................................................17
        4.23.  Accounts Receivable..........................................................17
        4.24.  Minute Books.................................................................18
        4.25.  Year 2000 Systems............................................................18
        4.26.  Full Disclosure..............................................................18

V.      COVENANTS...........................................................................18
        5.1.  Affirmative Covenants.........................................................18



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

               (a)  Books and Records.......................................................18
               (b)  Financial Statements....................................................18
               (c)  Transfer Tax............................................................20
               (d)  Maintenance of Existence and Conduct of Business........................20
               (e)  Access..................................................................20
               (f)  Appointment of Manager; Board Representation............................21
               (g)  Intentionally omitted...................................................21
               (h)  Tag-Along Rights........................................................21
               (i)  Non-Competition Agreements..............................................22
               (j)  Right of First Offer....................................................22
               (k) Conversion to C-Corporation..............................................23
               (l)  Expenses................................................................23
               (m) Voting Agreements........................................................23
               (n)  Option Plans............................................................23

VI.     DOCUMENTS TO BE DELIVERED UPON EXECUTION OF THIS AGREEMENT..........................24
        6.1.  Documents to be Delivered by Company..........................................24
        6.2.  Documents to be Delivered by Purchasers.......................................24

VII.    SECURITIES LAW MATTERS..............................................................25
        7.1.  Legends.......................................................................25

VIII.  INDEMNIFICATION AND LIABILITY........................................................25
        8.1.  Indemnity.....................................................................25

               (a)    Indemnification Procedures............................................26

IX.     EXPENSES............................................................................26

X.      MISCELLANEOUS.......................................................................27
        10.1.  Notices......................................................................27
        10.2.  Binding Effect; Benefits.....................................................28
        10.3.  Amendment....................................................................28
        10.4.  Successors and Assigns; Assignability........................................29
        10.5.  Remedies.....................................................................29
        10.6.  Section and Other Headings...................................................29
        10.7.  Severability.................................................................29
        10.8.  Counterparts.................................................................30
        10.9.  Publicity....................................................................30
        10.10.  Governing Law...............................................................30
        10.11.  Obligations of Company......................................................30
        10.12.  Representations, Warranties and Agreements of Geiger and Muller.............30
        10.13.  Representations, Warranties and Agreements of ADNM..........................31





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